Exhibit 10.69

ASSIGNMENT AND ASSUMPTION OF LEASE
AND
GENERAL ASSIGNMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AND GENERAL ASSIGNMENT (this “Assignment”) is made as of May 7, 2014 (the “Effective Date”), by and between TITAN IRON ORE CORP., a Nevada corporation located at 125 E Campbell Ave, Campbell CA 95008 (“Titan”) and WYOMEX LIMITED LIABILITY COMPANY, a Wyoming limited liability company located at P.O. Box 185 Cheyenne, Wyoming 82003-0185 (“Wyomex”).

RECITALS

WHEREAS, Wyomex, as lessee, and Chugwater Iron Company, a Wyoming corporation, as lessor, entered into that certain Mineral Lease Agreement dated November 12, 2008, and as amended by an Extension Agreement dated February 1, 2012 (the “Lease”), for leasing certain surface and mineral rights to the property located at Southwest Quarter of Section 22, Township 19 North, Range 71 West, 6th Principal Meridian, Albany County, Wyoming (“Leased Real Property”);

WHEREAS, Wyomex and Titan entered into that certain Asset Purchase Agreement dated March 30, 2012 (“Asset Purchase Agreement”), whereby Wyomex sold to Titan all of Wyomex’s rights, title, estate and beneficial interest in the Assets (as defined therein), which includes but is not limited to, (i) the Leased Real Property and (ii) certain unpatented lode mining claims situated in Sections 14 and 24, Township 19 North, Range 72 West, 6th Principal Meridian, Albany County, Wyoming (“Unpatented Mining Claims”);

WHEREAS, in connection with the Asset Purchase Agreement, the parties entered into that certain Assignment and Assumption Agreement dated March 30, 2012 (“Assumption Agreement”), whereby Titan assumed certain liabilities related to the Lease;

WHEREAS, Titan desires to assign back to Wyomex all of its interests and obligations in and to the Lease and certain other rights and interests, which Wyomex had previously assigned to Titan, and Wyomex desires to re-assume such interests and obligations.

NOW, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Titan and Wyomex hereby agree as follows:

AGREEMENT

1. Assignment.   Titan hereby grants, conveys, transfers and assigns to Wyomex all of Titan’s right, title and interest in and to the Lease and the rights and interests set forth on Exhibit A attached hereto (“Assigned Rights”).

2. Assumption.   Wyomex hereby accepts the foregoing assignment and agrees to be bound by all of the terms and conditions of the Lease and any agreements or contracts related to the Assigned Rights and agrees to assume, pay, perform and discharge, as and when due, all of the agreements and obligations of the lessee arising under the Lease or accruing in connection with the Assigned Rights after the Effective Date.

3. Indemnification.  Wyomex further covenants and agrees to indemnify and hold harmless Titan for, from and against any actions, suits, claims, and all costs and expenses asserted against or incurred by Titan in connection therewith, based upon or arising in connection with the Lease occurring from and after the Effective Date.  Titan covenants and agrees to indemnify  and hold harmless Wyomex for, from and against any actions, suits, claims, and all costs and expenses asserted against or incurred by Wyomex in connection with the Lease occurring between March 30, 2012 and the Effective Date.

4. Binding Effect.  The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the successors and assigns of Titan and Wyomex, respectively.

5. Further Assurances.  The parties hereto agree that after the date hereof, they shall take any and all actions necessary to preserve and give effect to the agreements set forth herein and will not take any action or agree to take any action in contravention thereof. In addition to, and in no way limiting the foregoing, from and after the Effective Date, Wyomex shall use best efforts and cooperate with Titan to have the Lease and Assigned Rights assigned and transferred from Titan to Wyomex.

6. Governing Law.  This Assignment shall be governed by and construed and enforced in accordance with the State of California.

7. Counterparts.   This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature and acknowledgment pages of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) and acknowledgment(s) thereon, provided such signature and acknowledgment pages are attached to any other counterpart identical thereto except having additional signature and acknowledgment pages executed and acknowledged by other parties to this Assignment attached thereto.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Assignment and Assumption of Lease and General Assignment as of the Effective Date.

TITAN IRON ORE CORP., a Nevada corporation	WYOMEX LIMITED LIABILITY COMPANY, a Wyoming limited liability company
/s/ Frank Garcia	/s/ John P. Simons
Name: Frank Garcia	Name: John P. Simons
Title: CFO	Title: Partner

Exhibit A

Assigned Rights

(a) all warranties, guarantees, and indemnities, whether those warranties are express or implied, and all similar rights which Titan may have against any other manufacturer or supplier of any personal property located on or associated with the Leased Real Property or Unpatented Mining Claims, or any portion thereof or against any Titan, engineer, contractor or builder, in respect of the Leased Real Property or Unpatented Mining Claims;

(b) all permits, registrations, approvals, licenses and certifications issued (or applications or renewals thereof) by a governmental authority in connection with the Leased Real Property or Unpatented Mining Claims;

(c) all records, including business, computer, engineering and other records, feasibility studies, exploration and drilling data, and all associated documents, discs, tapes and other storage or recordkeeping media prepared or held in connection with the Leased Real Property or Unpatented Mining Claims;

(d) all authorizations, environmental permits and other permits relating to the Leased Real Property or Unpatented Mining Claims; and

(e) all engineering, environmental, geological, feasibility and other technical information and reports relating to the Leased Real Property or Unpatented Mining Claims.